Exhibit 5.1





                                 August 6, 2004



Central Freight Lines, Inc.
5601 West Waco Drive
Waco, Texas 76710

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     Scudder  Law Firm,  P.C.,  L.L.O.  has  served as legal  counsel to Central
Freight Lines, Inc., a Nevada corporation (the "Company"), in the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration of up to 1,000,000 shares of the Company's common stock, par value $0.001 per share (the "Shares"), which may be offered under the Company's 2004 Employee Stock Purchase Plan (the "Plan"). It is our opinion that:

          1. The Company is a validly organized and existing corporation under the laws of the State of Nevada.

          2. The issuance of the Shares pursuant to the Plan has been duly authorized by the Company, and any Shares issued and paid for under the Plan will be legally issued, fully paid, and non-assessable shares of the common stock of the Company.


     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement.


                                 Very truly yours,

                                 SCUDDER LAW FIRM, P.C., L.L.O.



                             By: /s/ Mark A. Scudder
                                 Mark A. Scudder, President